EXHIBIT 10.4
Third Amendment to the
Service Corporation International
Retirement Plan for Non-Employee Directors

Service Corporation International (the “Company”), hereby adopts the following Third Amendment to the Service Corporation International Retirement Plan for Non-Employee Directors, as adopted on January 1, 1992 and most recently amended on November 10, 2010 (the “Plan”):

WHEREAS, SCI previously adopted the Plan for the benefit of its non-employee directors (the “Directors”);

WHEREAS, benefit accruals under the Plan ceased on December 31, 2001 and, as a result, the Plan is classified as a “grandfathered plan” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and is therefore not required to comply with any of the restrictions applicable under Section 409A;

WHEREAS, SCI has decided to terminate the Plan by amending the Plan’s terms to create an alternative form of payment that will apply to all current Directors and Beneficiaries (as defined in the Plan), causing each such individual to receive payment of his or her remaining Accrued Benefit as a single lump sum payment on or before October 31, 2022, which amount will be calculated based on a designated interest rate, resulting in the payment of all benefits from the Plan; and

WHEREAS, SCI has determined that this amendment might be treated as a “material amendment” for purposes of Section 409A and Treasury Regulations Section 1.409A-6(a)(4) and will cause the Plan to become subject to Section 409A and, to the extent of such treatment, has elected to adopt language to cause the Plan to comply with Section 409A during the period between the date this amendment is adopted and the date all benefits are paid;

NOW, THEREFORE, the Plan is hereby amended, effective as of the date hereof, as follows:
A. Article II of the Plan is hereby amended to add a new Section 2.3 to the end thereof, to be and to read in its entirety as follows:

“2.3 Fixed Payment Date. Notwithstanding any provision of the Plan, the unpaid portion of the Annual Retirement Benefit payable under the Plan’s terms to any current or former Director (or, if applicable Beneficiary) shall be paid as a single lump sum payment during the period between October 14, 2022 and October 31, 2022. For purposes of this provision, the amount of this lump sum payment shall be calculated as the present value of the Director’s Annual Retirement Benefit payments for the period commencing after October 14, 2022 and shall be calculated based on an interest rate of 4.15%.”

B. The Plan is hereby further amended by adopting a new Appendix A to the end thereof, a copy of which is attached to this Agreement. Appendix A is intended to cause the Plan to comply with any and all applicable requirements under Section 409A, to the extent such provisions are applicable, for periods on and after the effective date of this Agreement. Nothing

EXHIBIT 10.4
in this Agreement or Appendix A is intended to otherwise alter, change, or modify the Plan’s terms.

IN WITNESS WHEREOF, the undersigned, duly authorized officer of the Company, has caused this Third Amendment to be executed effective as of the 24th day of October, 2022.

SERVICE CORPORATION INTERNATIONAL

______________________________________
By: Gregory T. Sangalis
Its: Senior Vice President, General Counsel &
Secretary

EXHIBIT 10.4
Appendix A

Section 409A Provisions

This Appendix A shall apply for periods on and after October 14, 2022 to the extent the Third Amendment to the Plan is determined to cause the Plan to be subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In such case, the following terms apply notwithstanding anything to the contrary contained in the Plan:

A.Retirement. A Director’s “Retirement” under the terms of the Plan shall be interpreted to mean a “Separation from Service”. For this purpose, a Separation from Service shall mean a termination of services provided by a Director to the Company, whether voluntarily or involuntarily, other than by reason of death or disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Director has experienced a Separation from Service, the following provisions shall apply:

1.A Separation from Service shall occur when such Director has experienced a termination of service as a member of the Company’s Board of Directors. A Director shall be considered to have experienced a termination of service when the facts and circumstances indicate that the Director and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services the Director will perform for the Company after such date (whether as a director, an employee or as an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Director (whether as an director, an employee, or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Director has been providing services to the Company less than 36 months).

2.If a Director is on any form of bona fide leave of absence, the service provider relationship between the Director and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Director retains a right to return to such service with Company under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Director does not retain a right to return to service under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Director will return to perform services for the Company.

B.General Compliance with Code Section 409A. It is intended that the Plan comply with the provisions of Code Section 409A, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Directors or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid

EXHIBIT 10.4
the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the Board, any director, officer, employee and advisor, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Director, Beneficiary or other taxpayer as a result of the Plan. In the event any provision of this Plan does not comply with Section 409A, the corresponding provision of the Service Corporation International Deferred Compensation Plan, as Amended and Restated Effective January 1, 2017, shall be automatically incorporated by reference to the minimum extent necessary to cause the Plan to comply with Section 409A.

C.Limitations on Right to Amend or Terminate. No amendment or termination shall change the timing or method of payment in violation of Code Section 409A or otherwise cause amounts payable pursuant to the Plan to become subject to additional taxes under Code Section 409A.